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                                                                     Exhibit 4.1

                           CERTIFICATE OF ELIMINATION
                                       OF
                           THE COOPER COMPANIES, INC.

               The Cooper Companies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

               DOES HEREBY CERTIFY:

               that the following resolutions were adopted by the Board of Directors of The Cooper Companies, Inc. at a meeting duly called and held on October 29, 1997:

               RESOLVED, that the Company will not in the future issue any shares of its Series A Participating Preferred Stock, par value $.10 per share, no shares of which are currently outstanding, pursuant to the Certificate of Designation, Preferences and Rights (the "Series A Certificate of Designation") for the Series A Junior Participating Preferred Stock that was filed on November 12, 1987 with the office of the Secretary of State of the State of Delaware.

               RESOLVED, that the Company will not in the future issue any shares of its Series B Preferred Stock, par value $.10 per share, and Series C Preferred Stock, par value $.10 per share, no shares of which are currently outstanding, pursuant to the Certificate of Designations, Preferences and Relative Rights, Qualifications, Limitations and Restrictions (the "Series B and C Certificate of Designation" and, together with the Series A Certificate of Designation, the "Certificates of Selection") for the Series B Preferred Stock and Series C Preferred Stock that was filed on June 14, 1993 with the Secretary of State of the State of Delaware.

               RESOLVED, that Chief Executive Officer, the President, the Chief Financial Officer and the Vice President of Legal Affairs of the Company, each of them acting individually, and each of the Secretary and the Assistant Secretaries of the Company acting in conjunction with any of the foregoing officers of the Company, be, and each of them hereby is, authorized and directed to file a certificate setting forth these resolutions pursuant to Section 151(g) of the General Corporation Law of the State of Delaware so that, pursuant to such Section 151(g), the Certificates of Designation shall be eliminated from the Company's Certificate of Incorporation and the shares previously designated by the Certificates of Designation shall revert to the status of authorized and unissued shares of Preferred Stock of the Company for which powers, designations, preferences and relative, participating, optional or other rights, if any,











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        or the  qualifications,  limitations or  restrictions  thereof,  if any, shall not have been set forth in the Certificate of Incorporation of the Company or any amendment thereto.

               RESOLVED FURTHER, that the Chief Executive Officer, the President, the Chief Financial Officer and the Vice President of Legal Affairs of the Company, each of them acting individually, and each of the Secretary and the Assistant Secretaries of the Company acting in conjunction with any of the foregoing officers of the Company, be, and each of them hereby is, authorized, empowered, and directed, on behalf of the Company, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effectuate the purposes of each and all the foregoing resolutions.

               IN WITNESS WHEREOF, The Cooper Companies, Inc. has caused this certificate to be signed by Robert S. Weiss, its Executive Vice President and Chief Financial Officer, and attested by Carol R. Kaufman, its Secretary, this 30th day of October 1997.

                                               THE COOPER COMPANIES, INC.

                                               By: /s/ Robert S. Weiss
                                                  ------------------------------
ATTEST:

  /s/ Carol R. Kaufman
-------------------------------
Carol R. Kaufman
Secretary






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